PRESS RELEASE

5/6/20

Carlisle Companies Announces the Retirement of David A. Roberts and Elects D. Christian Koch Chairman of the Board and Gregg A. Ostrander Lead Independent Director

SCOTTSDALE, ARIZONA, May 6, 2020 - Carlisle Companies Incorporated (NYSE:CSL) announced today that its Board of Directors elected D. Christian Koch as Chairman of the Board, effective immediately, succeeding David A. Roberts, who retired from the Board today in accordance with the Board’s mandatory age 72 retirement policy. Mr. Koch also remains as the Company’s President and Chief Executive Officer, offices to which he was appointed in January 2016.

Mr. Roberts served as the Company’s Chairman, President and Chief Executive Officer from June 2007 to December 2015, Executive Chairman from January 2016 to December 2016, and thereafter as Chairman of the Board.

The Board also elected Gregg A. Ostrander as Lead Independent Director of the Company. Mr. Ostrander has served as a director of the Company since August 2008, and currently serves on the Corporate Governance and Nominating Committee and Compensation Committee of the Board. Mr. Ostrander succeeds Robert G. Bohn, who had served as Lead Independent Director since December 2016. Mr. Bohn remains a director of the Company and is a member of the Corporate Governance and Nominating Committee and Compensation Committee of the Board.

Chris Koch commented “We are all grateful for Dave’s years of service to and leadership of Carlisle. I’ve had the privilege of working with Dave for almost 20 years. His support, encouragement and mentorship have been indispensable to me. We all wish Dave the best in his well-earned retirement. I also thank Bob Bohn, our outgoing Lead Independent Director. Bob’s ongoing support and guidance, particularly during my transition to CEO in 2016, was very valuable. Finally, I look forward to working with Gregg Ostrander, our incoming Lead Independent Director. Gregg has 12 years of service as a director, knows Carlisle’s businesses and will serve the Company and our shareholders well.”

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses that manufactures highly engineered products and solutions for its customers. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns by combining an entrepreneurial management style under a center-led framework with a balanced approach to capital deployment, all with a culture of responsible stewardship and continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, architectural metal, aerospace, medical technologies, defense, transportation, industrial, protective coating, auto refinishing, agriculture, and construction. Carlisle’s worldwide team of employees generated $4.8 billion in revenues in 2019. Learn more about Carlisle at www.carlisle.com.

Contact:  Jim Giannakouros, CFA
         Vice President of Investor Relations and FP&A
         Carlisle Companies Incorporated
         (480) 781-5135
         jgiannakouros@carlisle.com